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                                                             Exhibit No. 99.1





Contacts:                 Mellon                  Mellon 1st Business Bank
               Media:     Stephen K. Dishart      Robert W. Kummer Jr.
                          (412) 234-0850          (213) 489-1000

               Analysts:  Donald J. MacLeod
                          (412) 234-5601


FOR IMMEDIATE RELEASE

               MELLON COMPLETES ACQUISITION OF 1st BUSINESS BANK

PITTSBURGH and LOS ANGELES, Feb. 17, 1998--Mellon Bank Corporation (NYSE: MEL) today announced the completion of its previously announced acquisition of 1st Business Corporation, parent of 1st Business Bank, a full-service commercial bank serving midsize business firms in southern California. 1st Business Bank will operate as Mellon 1st Business Bank.

          A definitive agreement was signed in April 1997 to combine 1st Business Bank's strong middle market and small business banking presence with Mellon's broad array of banking, investment and trust services to create a distinctive and significant competitor in the region.

          With approximately $1.2 billion in assets, Mellon 1st Business Bank is headquartered in Los Angeles and has regional banking offices in Orange County, the San Fernando Valley, the South Bay and West Los Angeles. Mellon 1st Business Bank serves approximately 1,700 business customers with annual revenues of between $5 million and $300 million in the manufacturing, wholesale trade and service industries. It also provides personal banking services to professionals, entrepreneurs, and owners and officers of its business clients. Since its founding in 1981, 1st Business Bank has reported 17 consecutive years of sound growth and record earnings.

          Mellon 1st Business Bank will continue to operate as a California state chartered banking subsidiary of Mellon Bank Corporation. Mellon 1st Business Bank anticipates retaining all of its current employees and will continue to be managed by its current executive officers. John E. Anderson, former owner of 1st Business Corporation, will continue to serve on the board of directors of Mellon 1st Business Bank, along with the bank's other current directors and Keith P. Russell, chairman of Mellon Financial Group-West Coast and vice chairman of Mellon Bank Corporation.

                                     -more-
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Mellon Completes Acquisition of 1st Business Bank
Feb. 17, 1998
Page 2

          "Both Mellon and 1st Business Bank have a commitment to providing high-quality solutions for their customers. We now have a powerful, unique and unmatched set of products and services on the West Coast, making our capabilities greater than ever," said Russell. "We look forward to providing Mellon's broad array of investment, trust and banking products through this enhanced distribution capability in the western states." Russell added that Mellon, in the 13 western states, has more than 2,300 employees, 29 product lines and 78 offices.

          "Mellon 1st Business Bank will provide an extraordinary array of products and services for businesses and entrepreneurs in the region," said Robert W. Kummer Jr., chairman and chief executive officer of Mellon 1st Business Bank. "By combining the strengths of Mellon and 1st Business Bank, we will be a powerful resource for the growing number of small businesses and middle market companies. In addition, because this acquisition represents a growth opportunity for both organizations, we expect that our employees will have expanded career opportunities."

          Pursuant to an amended merger agreement, the acquisition, which was originally structured to be for stock, was made for cash. Other terms of the agreement were not disclosed.

          A broad-based financial services company with a bank at its core, Mellon Bank Corporation ranks among the nation's largest bank holding companies in market capitalization. With more than $300 billion of assets under management and $1.5 trillion of assets under administration, Mellon provides a full range of banking, investment and trust products and services to individuals and small, midsize and large businesses and institutions. Its mutual fund company, The Dreyfus Corporation, places Mellon as the leading bank manager of mutual funds. Headquartered in Pittsburgh, Mellon's principal subsidiary is Mellon Bank, N.A.

          Press releases and other information about Mellon Bank Corporation and its products and services are available at http://www.mellon.com on the Internet. For Mellon press releases by fax, call 1 800 758-5804, identification number 552187.

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